Exhibit 5.1

To Lilium B.V. Rijnspoorlaan 10 1018 TX Amsterdam The Netherlands	P.O. Box 75505 1070 AM Amsterdam Gustav Mahlerplein 50 Amsterdam

Amsterdam, 14 July 2021

Re: Lilium B.V. conversion and share issue

Our ref: 290000374/26332565.5

Ladies and Gentlemen,

1.	Introduction

We have acted as special Dutch legal counsel to Lilium B.V. (the “Company”), with corporate seat in Amsterdam, the Netherlands and trade register number 82165874 in connection with (i) the conversion of the Company into a public company (naamloze vennootschap), (ii) the listing on the New York Stock Exchange of certain shares in the Company, (iii) the filing of an amended registration statement in Form F-4 before the United States Securities and Exchange Commission with respect to such listing dated on the date hereof (the “Registration Statement”), (iv) a business combination agreement dated 30 March 2021, among the Company, Lilium GmbH, Qell Acquisition Corp. (the “SPAC”) a blank check company incorporated under the laws of the Cayman Islands, and Queen Cayman Merger LLC (the “Agreement”), and (v) certain other documents in connection therewith. We have solely taken instructions from Goodwin Procter (UK) LLP.

2.	Scope of Investigation

We have solely examined the following documents:

2.1.	an e-mailed copy of the signed Agreement, expressed to be governed by New York law;

2.2.	a certified electronic trade register extract regarding the Company dated the date hereof and obtained from the Dutch trade register (the “Extract”);

2.3.	an e-mailed copy of the deed of incorporation of the Company dated 11 March 2021 (the “Deed of Incorporation”);

2.4.	an e-mailed copy of the articles of association (statuten) of the Company dated 8 April 2021, that are, according to the Extract, in force on the date hereof (the “Articles”);

2.5.	an e-mailed copy of a draft of a written resolution to be signed by the sole shareholder of the Company dated 13 July 2021 relating to among others (i) the approval of the conversion (omzetting) of the Company and amendment of the Articles in accordance with the draft Deed of Conversion and Amendment (as defined below), (ii) the issuance of shares A (“A Shares”) and shares B (“B Shares”) in the capital of the Company (the A Shares and the B Shares jointly, the “Shares” and registration of the Shares with the SEC in connection with the Registration Statement, the “Registration”), which number shall not in any event exceed the authorised capital of the Company as will be added in the Deed of Conversion and Amendment (as defined below), and (iii) the preclusion of pre-emptive rights in relation to the Shares (the “Resolution”);

2.6.	an e-mailed copy of a draft notarial deed of conversion and amendment of the Company’s articles of association (akte van omzetting en statutenwijziging) dated 10 June 2021 pursuant to which, among others, the Company will be converted into a public limited liability company (naamloze vennootschap) (the “Deed of Conversion and Amendment”);

2.7.	an e-mailed copy of each draft deed of issuance (akte van uitgifte) of (i) A Shares to the Exchange Agent acting on behalf of Cede & Co as nominee for the Depository Trust Company solely for the benefit of Qell Shareholders (each as defined therein), (ii) A Shares to the Lilium Legacy Shareholders (as defined therein) (with the exception of Daniel Wiegand) and B Shares to Daniel Wiegand, (iii) A Shares to Stichting eVTOL, each dated 13 July 2021 and expressed to be governed by Dutch law (each a “Deed of Issuance” and together, the “Deeds of Issuance”);

2.8.	an e-mailed copy of the Company’s shareholder register as most recently amended on 8 April 2021;

2.9.	online copies of searches performed on the date hereof with respect to the Company in the consolidated list of persons, groups and entities subject to EU financial sanctions available at:

https://eeas.europa.eu/topics/sanctions-policy/8442/consolidated-list-of-sanctions_en., reflecting that the Company is not listed in such list; and

2.10.	online copies of searches performed on the date hereof with respect to the Company in the Dutch central insolvency register for Dutch and European Union insolvencies available at http://insolventies.rechtspraak.nl and http://www.rechtspraak.nl/Registers/Paginas/EU-Registratie.aspx, respectively, reflecting that the Company is not listed in such Dutch central insolvency register (the “Non-Insolvency Confirmations”).

2/6

3.	Assumptions

We assume that:

3.1.	all copies of documents conform to the originals and that all originals are authentic and complete;

3.2.	each signature is the genuine signature of the individual concerned;

3.3.	the results of our searches relied upon herein were at their date, and have through the date hereof remained, accurate;

3.4.	the documents referred to in paragraph 2 above, including the statements made therein, are on the date hereof and will remain through the date of adoption of the Resolution and the date of executing the Deed of Conversion and Amendment and the Deeds of Issuance be accurate, complete and in full force and effect;

3.5.	the Company is not and will not be the subject of any of the proceedings listed in Annex A of Council Regulation (EU) No 2015/848 of 20 May 2015 on insolvency proceedings (OJ 2015, L 141/19) and any proceedings under the Act on the Confirmation of Out-of-Court Restructuring Plans (Wet Homologatie Onderhands Akkoord) (each an “Insolvency Proceeding”), emergency measures (noodregeling), a non-insolvency dissolution or liquidation, a statutory merger or demerger involving the Company as disappearing entity, and its assets have not been placed under administration (bewind);

3.6.	there is no works council, no employee of the Company or another interested party has requested to establish a works council and no works council is in the process of being established, whose advice on the adopting of the Resolution or the executing of the Deed of Conversion or any Deed of Issuance must be sought under or pursuant to the Dutch Works Council Act (Wet op de ondernemingsraden) or otherwise;

3.7.	the resolutions contained in the Resolution will have been validly passed in the form reviewed by us (with the understanding that no amendments will be made to such draft which affect the opinions given in this opinion letter);

3.8.	the Deed of Conversion and Amendment and each Deed of Issuance will have been validly executed and entered into in the form reviewed by us (with the understanding that the authorised share capital will be added in the Deed of Conversion and Amendment and the number of Shares to be issued pursuant to the Deeds of Issuance will not cause such authorised share capital to be exceeded and no amendments will be made to such drafts which affect the opinions given in this opinion letter); and

3.9.	the Shares will have been placed (geplaatst), validly accepted by each party set out in the relevant Deed of Issuance, issued, delivered and subscribed (genomen) and fully paid for and fully paid up in accordance with the Agreement, the Resolution and the relevant Deed of Issuance.

3/6

4.	Opinion

Based upon the foregoing assumptions and subject to the qualifications and limitations stated hereafter, we express the following opinion:

Shares Issue

4.1.	Upon completion of the steps set out in paragraphs 3.7 up to and including 3.9, the Shares will have been validly issued, fully paid up and will be non-assessable.

5.	Qualifications

This opinion letter is subject to the following qualifications:

5.1.	The opinions expressed herein are limited or may be affected by (a) certain general defenses available to obligors under Dutch law in respect of the validity and enforceability of contractual obligations, such as avoidance on grounds of duress (bedreiging), mistake (dwaling), deceit (bedrog) or abuse of circumstances (misbruik van omstandigheden), and (b) the provisions of any applicable insolvency proceeding, emergency measures, intervention measures in relation to financial enterprises or their affiliated entities, a non-insolvency dissolution or liquidation, a statutory merger or demerger, involving the Company as disappearing entity, and fraudulent conveyance (actio pauliana) or similar laws of general application relating to or affecting the rights of creditors.

5.2.	The term “non-assessable” as used in this opinion letter means that a holder of a Share will not by mere reason of being such a holder be subject to calls by the Company or its creditors for any further payment on such Share.

5.3.	The Extract does not constitute conclusive evidence that the facts set out therein are correct. However, under the Dutch Trade Register Act 2007, as amended (Handelsregisterwet 2007), subject to limited exceptions, a company incorporated in the Netherlands cannot invoke the incorrectness or incompleteness of the information regarding it contained in the trade register against third parties who were unaware thereof.

5.4.	The Non-Insolvency Confirmations do not constitute conclusive evidence that the Company has not become the subject of an Insolvency Proceeding.

5.5.	The opinions expressed in this opinion letter may be limited or affected by the 1977 Sanction Act (Sanctiewet 1977) or regulations promulgated thereunder, EU sanction regulations or other similar applicable international sanctions.

4/6

6.	Scope of Opinion Letter

This opinion letter is limited to the laws of the European part of the Kingdom of the Netherlands, currently in force and as applied by Dutch courts (not including unpublished case law and, unless available on www.rechtspraak.nl, case law available in electronic form only). We express no opinion on the laws of the European Union insofar as not implemented in Dutch law or directly applicable in the Netherlands. We do not opine on tax or regulatory law, including competition and procurement laws. In this opinion letter Dutch law concepts are expressed in English terms and not in their original Dutch terms. These concepts of Dutch law may not be the same as the concepts described by the English terms as such terms may be understood under the laws of other relevant jurisdictions. Our review of documents that are not governed by Dutch law has been based upon our understanding of the plain meaning of the language contained therein; we have not investigated the meaning and effect of any such language under any law other than Dutch law.

The opinions expressed herein are rendered only as of the date of this opinion letter. We assume no obligation to inform you of any changes to Dutch law arising after the date hereof.

Nothing in this letter should be taken as expressing an opinion on any matters of fact. We assume that there are no factual matters and documents not disclosed to us in the course of our investigation that would affect any opinion expressed in this opinion letter. We express no opinion on any representations, warranties or other statements contained in the Agreement, the Resolution, the Deed of Conversion and Amendment and any Deed of Issuance, except as expressly confirmed herein.

7.	Reliance

This opinion letter is given on the express basis, accepted by each person who is entitled to rely on it, that this opinion letter and all rights, obligations or liability in relation to it are governed by Dutch law and that any action or claim in relation to it can only be brought exclusively before the courts of Amsterdam, the Netherlands. In addition, this opinion letter is given on the express basis, accepted by each person who is entitled to rely on it, that any possible liability Houthoff Coöperatief U.A., its members (including their directors) and employees is limited to the amount available and payable under Houthoff Coöperatief U.A.’s professional malpractice insurance coverage.

5/6

This opinion letter is an exhibit to the Registration Statement and may be relied upon for the purpose of the Registration and not for any other purpose. It may not be supplied, and its contents or existence may not be disclosed, to any person other than as an Exhibit to (and therefore together with) the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement and we also consent to the reference to Houthoff Coöperatief U.A. in the Registration Statement under the caption “Legal Matters” under the express (i) conditions set out in paragraph 6 (Scope of opinion) and paragraph 7 (Reliance) of this opinion letter and (ii) condition that we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Yours faithfully,

Houthoff Coöperatief U.A.

6/6